Exhibit 23.1

The accompanying consolidated financial statements give effect to a 1-for-3.75 reverse split for the convertible preferred stock and common stock of A10 Networks, Inc. which will take place prior to the effective date of the registration statement. The following report is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-3.75 reverse split of the common stock of A10 Networks, Inc. described in Note 15 to the financial statements and assuming that from February 18, 2014 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosure therein.

/s/ Deloitte & Touche LLP

San Jose, California

February 18, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated February 18, 2014 relating to the consolidated financial statements of A10 Networks, Inc. and subsidiaries (the “Company”) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

San Jose, California

February 18, 2014

(except for the first paragraph of Note 15, as to which the date is                 )